SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 475 (To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Trade Date: 10/17/2005 Issue Date: 10/20/2005

The date of this Pricing Supplement is 10/17/2005

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FVY2	N/A	12/15/2010	100%	0.750%	Quarterly(4)	12/15/05	No	No		6,082,000	6,036,385.00	N
Floating Rate Index	Spread	Reset Period(4)	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
91 Day T-Bill	0.400%	Weekly	Actual/Actual (Payment Basis)	N/A	N/A

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to "ABN AMRO Financial Services, Inc." in the prospectus are amended to read "LaSalle Financial Services, Inc.".

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

(4)
On the Interest Reset Date, which is the day after the 3 month T Bill auction, the Calculation Agent will establish the new rate based on the BEY for the 3 month T Bill auction published in H.15 (http://www.publicdebt.treas.gov/of/ofrespr.htm).
 In the event that the results of the 91 day Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of auctions of 91 day Treasury Bills will again be published.